Exhibit 99.2
BENEFICIAL OWNERSHIP TABLE
     As of October 31, 2005, the Reporting Persons beneficially owned (subject to the disclaimers of beneficial ownership set forth in the footnotes below) the number and percentages of the outstanding shares of Common Stock shown below; provided, however, that, with respect to The Sydney J. Rosenberg Trusts, the information provided below reflects a distribution made by such trusts on January 11, 2006, as described in Item 5 of this Schedule 13D.

	Shares with Sole		Shares with Shared
	Voting and		Voting and		Total Number of
Name	Dispostive Power		Dispositive Power		Shares		Percentage of Class(1)
The Sydney J. Rosenberg Trusts	2,215,883		—		2,215,883		4.52%
The Theodore Rosenberg Trust	4,787,556		—		4,787,556		9.76%
Bank of America, N.A.	—	(2)	20,421	(2), (3)	20,421	(2), (3)	0.04	%(2)
Martinn H. Mandles	353,858	(4)	20,421	(5)	374,279	(4), (5)	0.76%
S. Brad Rosenberg	1,135,883		39,683	(6)	1,175,566		2.40%
Theodore Rosenberg	4,827,556	(7)	61,584	(8)	4,889,140	(7), (8)	9.97%

(1)	Based on 49,051,000 shares of Common Stock outstanding on October 31, 2005, except that the percentage of shares of Common Stock held by Theodore Rosenberg are based on the 49,051,000 shares of Common Stock outstanding on October 31, 2005 plus the number of shares of Common Stock subject to outstanding stock options held by Theodore Rosenberg that were exercisable on or within 60 days after such date.

(2)	The information provided herein with respect to Bank of America, N.A. is solely in Bank of America, N.A.’s capacity as a co-trustee of The Sydney J. Rosenberg Trusts and The Leo L. Schaumer Trust. With respect to the aggregate number of shares of Common Stock beneficially owned by Bank of America, N.A., Bank of America, N.A. files a separate Schedule 13G.

(3)	Includes 20,421 shares of Common Stock held by The Leo L. Schaumer Trust for which Bank of America, N.A. disclaims beneficial ownership.

(4)	Includes (i) 8,752 shares of Common Stock held by The Donald Schaumer Trust for which Martinn H. Mandles disclaims beneficial ownership, and (ii) 7,015 shares of Common Stock held by The David W. Steele Trust for which Martinn H. Mandles disclaims beneficial ownership.

(5)	Includes 20,421 shares of Common Stock held by The Leo L. Schaumer Trust for which Martinn H. Mandles disclaims beneficial ownership,

(6)	Includes 39,683 shares of Common Stock held by the Jaclyn & Sydney J. Rosenberg Charitable Foundation for which S. Brad Rosenberg disclaims beneficial ownership.

(7)	Includes 40,000 shares of Common Stock subject to outstanding stock options held by Theodore Rosenberg that were exercisable on or within 60 days after October 31, 2005.

(8)	Includes 61,584 shares of Common Stock held by a family charitable foundation for which Theodore Rosenberg disclaims beneficial ownership.